Exhibit 10.01
August 22, 2017

Tomer Barel

Dear Tomer:

You play an important role at PayPal, Inc. (referred to herein as “PayPal,” together with PayPal Holdings, Inc. (“PYPL”) and each of their subsidiaries and affiliates, the “Company”) and your continued engagement is important to the Company’s success. In recognition of the important role you play, you will be eligible to receive certain severance protection, as detailed in this letter agreement (this “Agreement”).

1.	Severance Protection.

Although either you or the Company may still terminate your employment at any time, subject to advance notice and other legal requirements, you may be entitled to severance protection in certain circumstances, as described below, in all instances subject to and conditioned upon you executing and not revoking a waiver and general release of claims (the “Release”) within the time period indicated therein, in the form provided by the Company, with such amounts or benefits to be paid and/or provided within 60 days following the termination of your employment with the Company (your “Termination Date”).

a.Termination Outside a Change in Control Period. If, outside a Change in Control Period (as defined below), your employment is terminated by the Company without Cause (as defined below) or if you voluntarily resign for Good Reason (as defined below), then:

i.	you will be eligible to receive:

1.	the Accrued Benefits (as defined below);

2.    a lump sum severance payment in an amount equal to one times the sum of your Annual Base Salary and your Bonus Amount (provided however that your entitlement to severance pay under the terms of applicable law and your employment agreement will be credited towards such amount);

ii.    the portion of PYPL’s time-vested stock option awards and time-vested restricted stock unit awards (“RSUs”) held by you as of immediately prior to your Termination Date that would have otherwise become vested and exercisable pursuant to their respective vesting schedules through the one-year anniversary of your Termination Date, but for your termination of employment, shall accelerate, vest and become fully exercisable; and

iii.    any PYPL performance-based restricted stock units, other than the performance-based restricted stock units awarded under the AIP (“AIP Shares”), held by you as of immediately prior to your Termination Date, with a vesting date on or prior to the first anniversary of your Termination Date (the “PBRSUs”) shall be deemed to have been earned and vested assuming achievement of target performance with respect to the applicable performance period; provided, however, that in the event that (a) you become a Section 16 officer following the execution of this Agreement and (b) the PBRSUs were intended to be granted as qualified performance based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), such PBRSUs shall remain outstanding and eligible to vest, based solely on the achievement of PYPL’s performance pursuant to the terms of the PBRSUs; and, to the extent such performance targets are determined to have been achieved following the completion of the performance period, the PBRSUs shall vest and be settled pursuant to the terms of the PBRSUs (i.e., the settlement of the PBRSUs, if any, shall be deemed vested on the date that all other participants of the PBRSUs receive the underlying shares).

Subject to Sections 1(b) and 1(c) of this Agreement, pursuant to the terms of your equity award agreements, any unvested RSUs, PBRSUs and stock options shall terminate and be forfeited upon your Termination Date.

b.Termination During a Change in Control Period. If, during a Change in Control Period, your employment is terminated by the Company without Cause or if you voluntarily resign for Good Reason, then:

i.	you will be eligible to receive:

1.	the Accrued Benefits;

2.    a lump sum severance payment, in an amount equal to two times the sum of your Annual Base Salary and your Bonus Amount (provided however that your entitlement to severance pay under the terms of applicable law and your employment agreement will be credited towards such amount); and

ii.    all of PYPL’s time-vested stock option awards and RSUs held by you as of immediately prior to your Termination Date shall accelerate, vest and become fully exercisable; and

iii.    any PBRSUs held by you as of immediately prior to your Termination Date shall be deemed to have been earned and vested assuming achievement of target performance with respect to the applicable performance period.

Subject to Sections 2(b) and 2(c) of this Agreement, pursuant to the terms of your equity award agreements, any unvested RSUs, PBRSUs and stock options shall terminate and be forfeited upon your Termination Date.

c.Death or Termination due to Disability.

i.    Outside of Change in Control Period. Upon the occurrence of your death or termination due to Disability outside of a Change in Control Period,

1.    all PYPL’s time-vested stock option awards and RSUs that are unvested as of the date prior to your death or termination due to Disability shall be treated as though immediately vested on your date of death or termination due to Disability as to the portion of such equity awards that would have otherwise become vested pursuant to their ordinary vesting schedule within the twenty-four (24) calendar months (including any partial month in which such event occurs) following the date of such event; and

2.    all PYPL’s PBRSUs (other than AIP Shares) held by you as of immediately prior to your death or termination due to Disability, with a vesting date on or prior to the second anniversary of your Termination Date shall be deemed to have been earned and vested assuming achievement of target performance with respect to the applicable performance period.

ii.    During Change in Control Period. Upon the occurrence of your death or termination due to Disability during a Change in Control Period, all PYPL’s time-vested stock option awards and RSUs that are unvested as of the date prior to your death or termination due to Disability shall be treated in the same manner as in Section 1(b)(ii) and (iii) hereof.

2.	Tax and Other Matters.

a.Tax Equalization. The Company agrees and acknowledges that it will provide tax preparation and tax equalization benefits to you in accordance with the letter agreement attached as Exhibit A.

b.Section 409A. The Company may withhold from any amounts payable to you such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation. It is intended that the payments and benefits provided under this Agreement shall comply with the provisions of Section 409A of the Code (“Section 409A”) and the regulations relating thereto, or an exemption to Section 409A, and this Agreement shall be interpreted accordingly, if and to the extent that Section 409A applies to you. Any payments or benefits that qualify for the “short-term deferral” exception or another exception under Section 409A shall be paid under the applicable exception. Each payment under this Agreement will be treated as a separate payment for purposes of Section 409A. Notwithstanding anything to the contrary herein, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “resignation,” “termination,” “termination of employment” or like terms shall mean separation from service. If you become entitled to a payment of nonqualified deferred compensation as a result of your termination of employment and at such time you are a “specified employee” (within the meaning of Section 409A and as determined in accordance with the methodology established by the Company as in effect on your date of termination), such payment will be postponed to the extent necessary to satisfy Section 409A, and any amounts so postponed will be paid in a lump sum on the first business day that is six months and one day after your separation from service (or any earlier date of your death). If the compensation and benefits provided under this Agreement would subject you to taxes or penalties under Section 409A, the Company and you will cooperate diligently to amend the terms of this Agreement to avoid such taxes and penalties, to the extent possible under applicable law.

c.Change in Control Golden Parachute Excise Taxes. In the event of a Change in Control, where an accounting firm designated by the Company determines that the aggregate amount of the payments and benefits that (but for the application of this paragraph) would be payable to you under this Agreement or any other plan, policy or arrangement of the Company and any of their affiliates, exceeds the greatest amount of payments and benefits that could be paid or provided to you without giving rise to any liability for any excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then you may elect either to (1) pay the Excise Tax and receive all such payments and benefits as may be payable to you, or (2) only receive the aggregate amount of such payments and benefits payable or to be provided to you that would not exceed the amount that produces the greatest after-tax benefit to you after taking into account any Excise Tax and other taxes that would otherwise be payable by you (such reduced amount of payments and benefits, the “Reduced Benefit Amount”). In the event you elect to receive the Reduced Benefit Amount, however, the reduction in such payments or benefits pursuant to the immediately preceding sentence shall be made in the following order: (1) by reducing severance payments based on your Annual Base Salary and Bonus Amount, if any is then payable, and then (2) by reducing amounts in respect of any equity-based awards, beginning with the awards that are scheduled to vest latest.

3.	Definitions.

a.“Accrued Benefits” means (a) prompt payment of any accrued but unpaid annual base salary through the last day of employment, (b) prompt payment of any unreimbursed expenses incurred through the last day of employment subject to your prompt delivery of all required documentation of such expenses pursuant to applicable employer policies, (c) all other vested payments, benefits or fringe benefits to which you are entitled under the terms of any applicable compensation arrangement or benefit, equity or fringe benefit plan or program or grant (excluding any other severance plan, policy or program) in accordance with the terms of such plan, program or grant, including any unpaid earned bonus for any prior fiscal year when it otherwise would have been paid, and (d) a prorated annual incentive plan (“AIP”) bonus, including any performance-based restricted stock units granted under the AIP, based on (i) actual PYPL performance should PYPL meet the threshold to pay out a bonus and (ii) subject to PYPL performance meeting threshold, a “Getting Results” rating at target for the individual component, with such prorated portion calculated based on the period of time during the fiscal year of the Termination Date that you were employed, relative to the full performance period. This pro-rata bonus, if any, will be paid out in accordance with the terms of the AIP on the date that all other participants in the AIP receive their bonuses in respect of such fiscal year.

b.“Annual Base Salary” will mean an amount equal to your annual base salary in effect immediately prior to your Termination Date.

c.“Bonus Amount” will mean an amount equal to 100% of your Annual Base Salary (or such greater amount as may be established as your target bonus payment immediately prior to your Termination Date).

d.“Cause” shall mean (a) your failure to attempt in good faith to substantially perform your assigned duties, other than failure resulting from your death or incapacity due to physical or mental illness or impairment, which is not remedied within 30 days after receipt of written notice from the Company specifying such failure; (b) your indictment for, conviction of or plea of nolo contendere to any felony or equivalent crime under applicable law (or any other crime involving fraud, dishonesty or moral turpitude); or (c) your commission of an act of fraud, embezzlement, misappropriation, willful misconduct, or breach of fiduciary duty against the Company, except good faith expense account disputes.
e.“Change in Control” shall mean, for purposes of this Agreement, a “Change in Control” as such term is defined in the PayPal Holdings, Inc. 2015 Equity Incentive Award Plan, as it be amended and restated from time to time.

f.“Change in Control Period” shall mean the period that begins 90 days prior to and ends 24 months following a Change in Control.

g.“Good Reason” means, without your written consent, any of the following events, whereafter you resign your employment within the periods provided below: (i) a material reduction in your annual base salary; (ii) a material reduction in your annual target bonus opportunity; (iii) following a Change in Control, a requirement by the Company that you relocate your primary office to a location that is more than 35 miles from the location of your primary office immediately prior to the Change in Control; (iv) a material reduction in your authority or duties (excluding a reorganization where you are given a new role with comparable responsibilities); (v) following a Change in Control, a material reduction in your reporting relationship or (vi) any other material breach by the Company of this Agreement. You will be deemed to have given consent to the condition(s) described in any of clauses (i) through (vi) of this paragraph if you do not provide written notice to the Company of such Good Reason event(s) within 60 days from the first occurrence of such Good Reason event(s), following which the Company shall have 30 days to cure such event, and to the extent the Company has not cured such Good Reason event(s) during the 30-day cure period, you must terminate your employment for Good Reason no later than 90 days following the occurrence of such Good Reason event(s) by providing the Company 30 days’ prior written notice of termination, which may run concurrently with the Company’s cure period.

4.	Miscellaneous.

a.This Agreement constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to this subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations, prior agreements and communications, whether oral or written, as to the specific subjects of this Agreement by and between you and the Company, including for the avoidance of doubt the PayPal Holdings, Inc. Change in Control Severance Plan for Key Employees and the PayPal Holdings, Inc. SVP and Above Standard Severance Plan.

b.This Agreement may not be modified or amended except in writing signed by both you and a duly authorized officer of PYPL.

c.This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns.

d.If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable.

e.No waiver by the Company of any right under this Agreement shall be construed as a waiver of any other right, nor shall any waiver by the Company of any breach of this Agreement be a waiver of any preceding or succeeding breach.

f.This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of Delaware as applied to contracts made and to be performed entirely within Delaware.

Upon acceptance of this Agreement, please sign below and return the executed original to me. Thank you for your continued service.

/s/ Daniel H. Schulman
Daniel H. Schulman
President and Chief Executive Officer of PayPal Holdings, Inc.

I UNDERSTAND AND AGREE TO THE TERMS CONTAINED IN THIS AGREEMENT AND INTEND, BY MY SIGNATURE BELOW, TO BE LEGALLY BOUND BY THOSE TERMS.

/s/ Tomer Barel                        Date:    8/23/2017

Tomer Barel

Exhibit A
August 22, 2017

Tomer Barel

This agreement outlines the tax assistance (i.e., Tax Preparation and US Tax Reimbursement, as described below) that PayPal, Inc. (the “Company”) will provide to you for the United States tax years 2016 through 2019. US Tax Reimbursement is available subject to you continuing to be actively employed with the Company or one of its subsidiaries and further subject to you maintaining Lawful Permanent Resident status (“green card status”) in the United States (i.e., the US Tax Reimbursement will cease if your green card status is revoked or otherwise removed).

•
Tax Preparation – the Company will provide tax preparation services for your United States and Israel tax returns with the Company’s selected tax provider (the “Tax Provider”). PayPal’s ability to implement the tax assistance described below can only be possible if the Tax Provider is utilized.

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US Tax Equalization – the Company will tax equalize any incremental United States (“US”) Federal or State income tax liabilities attributable to your business travels and green card status related to compensation paid to you by PayPal. Tax equalization will be limited to US income tax arising from the exercise of Company stock options of up to USD$500,000 for each year. Any incremental US tax liabilities arising on such income in excess of USD$500,000 will be your responsibility. No limitation exists in relation to other sources of taxable income from PayPal. In the event that you receive the severance payments and benefits pursuant to the Severance Protection Letter to which this agreement is attached, the Company will tax equalize any incremental US Federal and/or State income tax liabilities attributable thereto, subject to and conditioned upon you executing and not revoking a Release (as defined in the Separation Protection Letter).

Please note that if foreign tax credits and/or carryovers are generated by US taxes paid by the Company, any benefit you receive as a credit and/or carryovers against foreign source income belongs to the Company. In order for the Company to capture the benefit from these credits and/or carryovers, you will be required to cooperate with the Tax Provider and abide by the tax data submission deadlines set by the Tax Provider to help ensure timely tax return filings. For example, you may benefit from a reduction in Israeli taxes due from claiming foreign tax credit relief on US taxes paid by PayPal from stock options income when such income becomes taxable and reportable in Israel (which may occur in a subsequent tax year). You agree to make payment to PayPal in the amount equal to the foreign tax credits and/or carryovers within 60 days after your Israeli tax return is filed and accepted by the Israeli tax revenue authority, even if such Israeli tax return filing and acceptance is after your termination of employment from PayPal. You further authorize PayPal to deduct such amounts from your salary, bonuses, equity, other compensation and/or from final pay to the fullest extent allowed by law. You agree and acknowledge that the benefits described in this letter do not cover taxes or services related or imposed by another country in which you choose to relocate to should these income items be taxable in that country.

This agreement is the entire agreement between the Company and you with respect to the tax assistance to be provided to you by the Company and supersedes and replaces any prior agreements regarding this subject matter, whether verbal or written. All other terms and conditions as set forth in your original offer letter, your Severance Protection Letter and your continuing obligations under the Employee Information and Inventions Agreement and the PayPal Procedures and Guidelines Governing Securities Trades remain in full force and effect. This agreement may not be modified or amended except in writing signed by both you and a duly authorized officer of the Company. This agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this agreement and the provision in question will be modified by the court so as to be rendered enforceable. No waiver by the Company of any right under this agreement shall be construed as a waiver of any other right, nor shall any waiver by the Company of any breach of this agreement be a waiver of any preceding or succeeding breach. This agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of Delaware as applied to contracts made and to be performed entirely within Delaware.

This agreement is produced in two original copies. Please sign and return one copy.

Yours sincerely,

/s/ Daniel H. Schulman                            9/14/2017
Daniel H. Schulman                            Date
President and Chief Executive Officer of PayPal Holdings, Inc.

I UNDERSTAND AND AGREE TO THE TERMS CONTAINED IN THIS AGREEMENT AND INTEND, BY MY SIGNATURE BELOW, TO BE LEGALLY BOUND BY THOSE TERMS.

/s/ Tomer Barel                                8/23/2017
Tomer Barel                                Date